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                                                                    Exhibit 99.3

                            EXCHANGE AGENT AGREEMENT

      THIS EXCHANGE AGENT AGREEMENT (this "Agreement") is made and entered into as of __________, 2003, by and between Moore North America Finance, Inc., a Delaware corporation (the "Issuer"), and Bank One, National Association, a national banking association, as exchange agent (the "Exchange Agent").

                                    RECITALS

      The Issuer proposes to make an offer to exchange, upon the terms and subject to the conditions set forth in the Issuer's Prospectus dated ____________, 2003 (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), forms of which are attached hereto as Exhibit A and Exhibit B, respectively (and which, taken together, constitute the "Exchange Offer"), $403,000,000 aggregate principal amount of its outstanding, unregistered 7-7/8% Senior Notes due 2011 (the "Old Notes") for an equal principal amount of 7-7/8% Senior Notes due 2011 (the "New Notes" and, together with the Old Notes, the "Notes") registered under the Securities Act of 1933, as amended (the "Securities Act").

      The Exchange Offer will commence as soon as practicable after the Issuer's Registration Statement on Form S-4 relating to the Exchange Offer is declared effective under the Securities Act, as notified in writing to the Exchange Agent by the Issuer (the "Effective Time") and shall terminate at 5:00 p.m., New York City time, on __________, 2003 (the "Expiration Date"), unless the Exchange Offer is extended by the Issuer and the Issuer notifies the Exchange Agent of such extension by 5:00 p.m., New York City time, on the previous Expiration Date, in which case, the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In connection therewith, the undersigned parties hereby agree as follows:

      1. Appointment and Duties as the Exchange Agent. The Issuer hereby authorizes Bank One, National Association, to act as the Exchange Agent in connection with the Exchange Offer, and Bank One, National Association, hereby agrees to act as the Exchange Agent and to perform the services outlined herein in connection with the Exchange Offer on the terms and conditions contained herein.

      2. Mailing to Holders of the Old Notes.

      A. As soon as practicable after its receipt of notification from the Issuer as to the Effective Time, the Exchange Agent will mail to each registered holder of the Old Notes (i) a Letter of Transmittal with instructions (including instructions for completing a substitute Form W-9), (ii) a copy of the Prospectus, and (iii) a Notice of Guaranteed Delivery substantially in the form attached hereto as Exhibit C (the "Notice of Guaranteed Delivery"). Thereafter, the Exchange Agent shall promptly mail such materials to any party requesting them.

      B. The Issuer shall supply the Exchange Agent with sufficient copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery to enable the Exchange Agent to perform its duties hereunder.

      3. ATOP Registration. As soon as practicable, the Exchange Agent shall establish an account with DTC in its name to facilitate book-entry tenders of the Old Notes through DTC's Automated Tender Offer Program ("ATOP") for the Exchange Offer.
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      4. Receipt of Letters of Transmittal and Related Items. From and after the
Effective Time, the Exchange Agent is hereby authorized and directed to (i) accept the Letters of Transmittal, duly executed in accordance with the instructions thereto (or a manually signed facsimile thereof), and any requisite collateral documents from holders of the Old Notes and (ii) surrender the Old Notes to which such Letters of Transmittal relate. The Exchange Agent is authorized to request from any person tendering the Old Notes such additional documents as the Exchange Agent or the Issuer deems appropriate. The Exchange Agent is hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is permitted by the Exchange Offer.

      5. Defective or Deficient Old Notes and Instruments.

      A. As soon as practicable after receipt, the Exchange Agent will examine instructions transmitted by DTC (the "DTC Transmissions"), the Old Notes, the Letters of Transmittal, the Notices of Guaranteed Delivery and other documents received by the Exchange Agent in connection with tenders of the Old Notes to ascertain whether (i) the Letters of Transmittal are completed and executed in accordance with the instructions set forth therein (or that the DTC Transmissions contain the proper information required to be set forth therein),
(ii) the Old Notes have otherwise been properly tendered in accordance with the Prospectus and the Letters of Transmittal (or that book-entry confirmations are in due and proper form and contain the information required to be set forth therein) and (iii) if applicable, the other documents (including the Notice of Guaranteed Delivery) are properly completed and executed.

      B. If any Letter of Transmittal or other document has been improperly completed or executed (or any DTC Transmissions are not in due and proper form or omit required information) or the Old Notes accompanying such Letter of Transmittal are not in proper form for transfer or have been improperly tendered (or the book-entry confirmations are not in due and proper form or omit required information) or if some other irregularity in connection with any tender of any Old Notes exists, the Exchange Agent shall promptly report such information to the holder of such Old Notes. If such condition is not promptly remedied by the holder, the Exchange Agent shall report such condition to the Issuer and await the Issuer's direction. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Old Notes tendered or delivered shall be determined by the Issuer, in its sole discretion. Notwithstanding the above, the Exchange Agent shall not incur any liability for failure to give such notification unless such failure constitutes gross negligence, bad faith or willful misconduct.

      C. The Issuer reserves the absolute right (i) to reject any or all tenders of any particular Old Notes determined by the Issuer not to be properly tendered or the acceptance or exchange of which may, in the opinion of the Issuer or the Issuer's counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any particular Old Notes whether or not similar conditions or defect or irregularity are waived in the case of other Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery and the instructions set forth therein) will be final and binding.


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      6. Requirements of Tenders.

      A. Tenders of the Old Notes shall be made only as set forth in the Letter of Transmittal, and shall be considered properly tendered only when tendered in accordance therewith. Notwithstanding the provisions of this paragraph, any Old Notes that the Chief Executive Officer or Chief Financial Officer of the Issuer shall approve as having been properly tendered shall be considered to be properly tendered.

      B. The Exchange Agent shall (a) ensure that each Letter of Transmittal and the related Old Notes or a bond power are duly executed (with signatures guaranteed where required) by the appropriate parties in accordance with the terms of the Exchange Offer; (b) in those instances where the person executing the Letter of Transmittal (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, ensure that proper evidence of his or her authority so to act is submitted; and (c) in those instances where the Old Notes are tendered by persons other than the registered holder of such Old Notes, ensure that customary transfer requirements, including any applicable transfer taxes, and the requirements imposed by the transfer restrictions on the Old Notes (including any applicable requirements for certifications, legal opinions or other information) are fulfilled.

      7. Exchange of the Old Notes.

      A. Promptly after the Expiration Date and authentication of the New Notes by the trustee, the Issuer will deliver the New Notes to the Exchange Agent. Upon surrender of the Old Notes properly tendered and acceptance thereof by the Issuer in accordance with the Exchange Offer, the Exchange Agent shall deliver or cause to be delivered the New Notes to the holders of such surrendered and accepted Old Notes. The principal amount of the New Notes to be delivered to a holder shall equal the principal amount of the Old Notes surrendered by such holder and accepted for exchange by the Issuer.

      B. The New Notes issued in exchange for certificated Old Notes shall be mailed by the Exchange Agent, in accordance with the instructions contained in the Letter of Transmittal, by first-class or registered mail, and under coverage of the Exchange Agent's blanket surety bond for first-class or registered mail losses protecting the Issuer from loss or liability arising out of the non-receipt or non-delivery of such New Notes or the replacement thereof.

      C. Notwithstanding any other provision of this Agreement, issuance of the New Notes for accepted Old Notes pursuant to the Exchange Offer shall be made only after deposit with the Exchange Agent of the Old Notes, the related Letter of Transmittal and any other required documents.

      8. Notes Held in Trust. The New Notes and any cash or other property (the "Property") deposited with or received by the Exchange Agent (in such capacity) from the Issuer shall be held in a segregated account, solely for the benefit of the Issuer and holders tendering the Old Notes, as their interests may appear, and the Property shall not be commingled with securities, money, assets or property of the Exchange Agent or any other party.

      9. Reports to the Issuer. The Exchange Agent shall notify, by facsimile or electronic communication, the Issuer as to the principal amount of the Old Notes which have been duly tendered since the previous report and the aggregate amount tendered since the Effective Time


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on a weekly basis (and on a more frequent basis as reasonably requested) until the Expiration Date. Such notice shall be delivered substantially in the form attached hereto as Exhibit D.

      10. Record Keeping. Each Letter of Transmittal, the Old Notes and any other documents received by the Exchange Agent in connection with the Exchange Offer shall be stamped by the Exchange Agent to show the date of receipt (or if the Old Notes are tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP) and, if defective, the date and time the last defect was cured or waived by the Issuer. The Exchange Agent shall cancel certificated Old Notes. The Exchange Agent shall retain all the Old Notes and Letters of Transmittal and other related documents or correspondence received by the Exchange Agent until the Expiration Date. The Exchange Agent shall return all such materials to the Issuer as soon as practicable after the Expiration Date. If the Exchange Agent receives any Letters of Transmittal after the Expiration Date, the Exchange Agent shall return the same together with all enclosures to the party from whom such documents were received.

      11. Discrepancies or Questions. Any discrepancies or questions regarding any Letter of Transmittal, Old Note, Notice of Guaranteed Delivery, notice of withdrawal or any other documents received by the Exchange Agent in connection with the Exchange Offer shall be referred to the Issuer and the Exchange Agent shall have no further duty with respect to such matter; provided that the Exchange Agent shall cooperate with the Issuer in attempting to resolve such discrepancies or questions.

      12. Transfer of Registration. The New Notes may be registered in a name other than that of the holder of a surrendered Old Note, if and only if (i) the Old Note surrendered shall be properly endorsed (either by the registered holder thereof or by a properly completed separate bond power with the signatures on such endorsement guaranteed by an Eligible Institution (as defined in the Letter of Transmittal)) and otherwise in proper form for transfer, (ii) the person requesting such transfer of registration shall pay (or shall be billed directly for such transfer taxes) to the Exchange Agent any transfer or other taxes required, or shall establish to the Exchange Agent's satisfaction that such tax is not owed or has been paid and (iii) such other documents and instruments as the Issuer or the Exchange Agent require shall be received by the Exchange Agent.

      13. Partial Tenders. If, pursuant to the Exchange Offer, less than all of the principal amount of any Old Note submitted to the Exchange Agent is tendered, the Exchange Agent shall, promptly after the Expiration Date, return, or cause the registrar with respect to each such Old Note to return, a new Old Note for the principal amount not being tendered to, or in accordance with the instruction of, the holder who has made a partial tender.

      14. Withdrawals. A tendering holder may withdraw tendered Old Notes as set forth in the Prospectus, in which event the Exchange Agent shall, after proper notification of such withdrawal, return such Old Notes to, or in accordance with the instructions of, such holder and such Old Notes shall no longer be considered properly tendered. Any withdrawn Old Notes may be tendered again by following the procedures therefor described in the Prospectus at any time on or prior to the Expiration Date.


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      15. Rejection of Tenders. If, pursuant to the Exchange Offer, the Issuer does not accept for exchange all of the Old Notes tendered by a holder of Old Notes, the Exchange Agent shall return or cause to be returned such Old Notes to such holder of Old Notes.

      16. Cancellation of Exchanged Old Notes. The Exchange Agent is authorized and directed to cancel all the Old Notes received by it upon delivering the New Notes to tendering holders of the Old Notes as provided herein. The Exchange Agent shall maintain a record as to which Old Notes have been exchanged pursuant to Section 7 hereof.

      17. Requests for Information. The Exchange Agent shall accept and comply with telephone, e-mail and mail requests for information from any person concerning the proper procedure to tender the Old Notes. The Exchange Agent shall provide copies of the Prospectus, Letter of Transmittal and Notice of Guaranteed Delivery to any person upon request. All other requests for materials shall be referred to the Issuer. The Exchange Agent shall not offer any concessions or pay any commissions or solicitation fees to any brokers, dealers, banks or other persons or engage any persons to solicit tenders.

      18. Tax Matters. The Exchange Agent shall file with the Internal Revenue Service and send to holders Form 1099 reports regarding principal and interest payments on Notes which the Exchange Agent has made in connection with the Exchange Offer, if any. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to the Issuer, and the Exchange Agent shall have no duty with respect to any such matter; provided that the Exchange Agent shall cooperate with the Issuer in attempting to resolve such questions.

      19. Reports. Within five (5) days after the Expiration Date, the Exchange Agent shall furnish to the Issuer a final report showing the disposition of the New Notes.

      20. Fees and Expenses. The Issuer will pay the Exchange Agent its reasonable fees and expenses, including reasonable counsel fees and disbursements, as set forth in Exhibit E.

      21. Concerning the Exchange Agent. The Exchange Agent:

      A. shall have no duties or obligations other than those specifically set forth in this Agreement;

      B. will make no representation and will have no responsibility as to the validity, value or genuineness of the Exchange Offer, shall not make any recommendation as to whether a holder of Old Notes should or should not tender its Old Notes and shall not solicit any holder for the purpose of causing such holder to tender its Old Notes;

      C. shall not be obligated to take any action hereunder which may, in the Exchange Agent's sole judgment, involve any expense or liability to the Exchange Agent unless it shall have been furnished with indemnity against such expense or liability which, in the Exchange Agent's reasonable judgment, is adequate;

      D. may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, instruction, letter, telegram or other document, or any security, delivered to the Exchange Agent and reasonably believed by the Exchange Agent to be genuine and to have been


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signed by the proper party or parties;

      E. may reasonably rely on and shall be protected in acting upon the written instructions of the Issuer or its counsel (or their representatives);

      F. shall not be liable for any claim, loss, liability or expense, incurred without the Exchange Agent's negligence, bad faith or willful misconduct, arising out of or in connection with the administration of the Exchange Agent's duties hereunder; and

      G. may consult with counsel, and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action reasonably taken, suffered or omitted by the Exchange Agent hereunder in accordance with the advice of such counsel or any opinion of counsel.

      22. Indemnification.

      A. The Issuer covenants and agrees to indemnify and hold harmless the Exchange Agent, its directors, officers, employees and agents (the "Indemnified Persons") against any and all losses, damages, costs or expenses (including reasonable attorneys' fees and court costs), arising out of or attributable to its performance as the Exchange Agent hereunder, provided that such indemnification shall not apply to losses, damages, costs or expenses incurred due to negligence, bad faith or willful misconduct of the Exchange Agent, or the Exchange Agent's breach of this Agreement. The Exchange Agent shall notify the Issuer in writing of any asserted claim against the Exchange Agent or of any other action commenced against the Exchange Agent, reasonably promptly after the Exchange Agent shall have received any notice of such claim or shall have been served with a summons in connection therewith.

      B. The Exchange Agent agrees that, without the prior written consent of the Issuer, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not any Indemnified Persons is an actual or potential party to such claim, action or proceeding).

      23. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

      24. Notices. Notices or other communications pursuant to this Agreement shall be delivered by facsimile transmission, reliable overnight courier or by first-class mail, postage prepaid, addressed as follows:

To the Issuer at:

                  Moore North America Finance, Inc.
                  c/o Moore Wallace Incorporated
                  1200 Lakeside Drive,
                  Bannockburn, Illinois 60015-1243
                  Attention:  Theodore J. Theophilos
                  Tel:  (847) 607-6000


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With a copy to:

                  Sullivan & Cromwell LLP
                  125 Broad Street
                  New York, NY 10004-2498
                  Attention:  Robert W. Downes
                  Tel:  (212) 558-4312
                  Fax:  (212) 558-3588

Or to the Exchange Agent at:

                  Bank One, National Association
                  1111 Polaris Parkway, Suite N1-OH1-0184
                  Columbus, Ohio 43240
                  Attention:  Exchanges
                  Telephone:  (614) 248-4856
                  Fax:  (614) 248-9987

Or to such address as either party shall provide by notice to the other party.

      25. Change of the Exchange Agent. The Exchange Agent may resign from its duties under this Agreement by giving to the Issuer thirty (30) days prior written notice. If the Exchange Agent resigns or becomes incapable of acting as the Exchange Agent and the Issuer fails to appoint a new exchange agent within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Exchange Agent, the Issuer shall appoint a successor exchange agent or assume all of the duties and responsibilities of the Exchange Agent. Any successor exchange agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Exchange Agent without any further act or deed; but the Exchange Agent shall deliver and transfer to the successor exchange agent any Property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose.

      26. Miscellaneous. Neither party may transfer or assign its rights or responsibilities under this Agreement without the written consent of the other party hereto; provided, however, that the Exchange Agent may transfer and assign its rights and responsibilities hereunder to any of its affiliates reasonably acceptable to the Issuer and otherwise eligible to act as the Exchange Agent and, upon reasonable prior notice to the Exchange Agent, the Issuer may transfer and assign its rights and responsibilities hereunder to any successor by merger or consolidation, any purchaser of all or substantially all of the common stock of the Issuer, or any purchaser of all or substantially all of the Issuer's assets. This Agreement may be amended only in writing signed by both parties. Any New Notes which remain undistributed after the Expiration Date shall be cancelled and delivered to the Issuer upon demand, and any Old Notes which are tendered thereafter shall be promptly returned by the Exchange Agent to the tendering party. Except for Sections 20 and 22, this Agreement shall terminate on the 31st day after the Expiration Date.

      27. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or


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shall confer upon any other person any right, benefits or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no holder shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      28. Entire Agreement; Headings. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      29. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto authorized as of the date first written above.

                                    MOORE NORTH AMERICA FINANCE, INC.


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:


                                    BANK ONE, NATIONAL ASSOCIATION,
                                    as the Exchange Agent


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:


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                                    Exhibit E

                                Schedule of Fees

Per letter of transmittal mailed or processed: $150.00

Minimum fee: $5,000.00

Extraordinary services and special requests: by appraisal

Reasonable out of pocket expenses incurred will be billed for reimbursement at invoiced cost

The minimum fee of $5,000.00 shall be due and payable upon execution of the Exchange Agent Agreement. The remaining balance shall be due and payable upon receipt of the Exchange Agent's invoice therefor.


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